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                                     CERTIFICATE

                              OF RIGHTS AND PREFERENCES

                                          OF

                         SERIES A CONVERTIBLE PREFERRED STOCK

                                          OF

                           INTERNATIONAL META SYSTEMS, INC.
                                a Delaware corporation


    The undersigned, President of International Meta Systems, Inc., a Delaware corporation (the "Corporation"), hereby certifies that the following Certificate of Rights and Preferences of Series A Convertible Preferred Stock (the "Certificate") has been duly adopted by the Board of Directors of the Corporation (the "Board of Directors"), as set forth below, pursuant to the Delaware General Corporation Law, and in connection with the adoption of the following Certificate, hereby further set forth as follows:

    FIRST:    1.  The Board of Directors adopted a resolution on and dated June
28, 1995, setting forth the then proposed Certificate, including the rights and preferences of the Corporation's Series A Convertible Preferred Stock (the "Series A Preferred Stock"), declaring its advisability, and this Certificate.

              2. The resolution by which the Corporation's Board of Directors adopted the Certificate, as set forth above, provides that whereas the Corporation's Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $0.0001 per share (the "Preferred Stock"), the Corporation hereby provides for a series of Preferred Stock, consisting of 15,500 shares, designated as the "Series A Convertible Preferred Stock," (the "Series A Preferred Stock") as follows:

SECOND:  1.   DEFINITIONS.  For purposes of this Article, the following
definitions shall apply:

    "COMMON STOCK" shall mean the common stock, par value $0.0001 per share, of the Corporation.

    "CONVERSION BASE" shall be $0.95 per share, subject to adjustment from time to time as provided in Section 2(c)(5) of this Article.

    "DEFAULTED DIVIDENDS" shall mean dividends for any full calendar semi-annual period which, as of the date of conversion or redemption, have not been declared by the Board of Directors or shall remain accrued and unpaid as of such date.


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    "LIQUIDATION PREFERENCE" shall mean $100 per share, subject to adjustment from time to time as provided in Section 2 (b)(1)(C) of this Article.

    "MARKET VALUE" of the Common Stock on any date shall mean the average of the mean between the closing bid and asked sales prices (or the mean and between the closing bid and asked quotations if no closing sales price is reported) of the Common Stock for each business day in the relevant period ending on the date prior to such date, as reported on the primary securities exchange or securities market in which the Common Stock shall then be traded, which primary exchange or market shall be deemed to be the exchange or market from time to time designated as such by the Board of Directors of the Corporation. If there shall be no reported sales price or published bid and asked quotations for the Common Stock during said relevant period, the Market Value shall be deemed to be the Conversion Base.

    "PREFERRED STOCK" shall mean the preferred stock, par value $0.0001 per share, of the Corporation.

    "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any successor act.

    "SERIES A PREFERRED STOCK" shall mean the series of Preferred Stock designated as the Series A Convertible Preferred Stock by the Corporation's Board of Directors.

    2. DETERMINATION OF PREFERENCES OF SERIES A PREFERRED STOCK. The rights, preferences, privileges, restrictions and other matters related to the Series A Preferred Stock in this Article are as follows:

    (a)  DIVIDEND PROVISIONS.

    (1)   RIGHT TO DIVIDENDS.

         (A) The holders of the Series A Preferred Stock shall be entitled to receive a cumulative preferential dividend of $8.00 per share PER ANNUM, payable in cash or Common Stock, at the option of the Corporation, semi-annually, each July 15 and January 15 commencing January 15, 1996, in arrears.

         (B) In the event that the Corporation shall declare a dividend for any semi-annual period, all dividends declared for any such semi-annual period for holders of the Series A Preferred Stock shall be paid, if at all, either be entirely in cash or in Common Stock, as the case may be.


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         (C)  The rate of dividends payable with respect to the Series A
Preferred Stock shall be adjusted from time to time in connection with any stock split, reverse stock split or reclassification of the Series A Preferred Stock or Common Stock which would result in an adjustment of the Conversion Base for such class of stock under Section 2(c)(5) of this Article.

    (2)  COMMON STOCK DIVIDENDS.

         (A) In the event that the Corporation shall declare a dividend for the Series A Preferred Stock in shares of Common Stock, the Corporation will issue to each holder of record of Series A Preferred Stock on the Corporation's books on each June 30 and December 31, respectively, commencing December 31, 1995 (the "Record Date"), as a dividend, that number of shares of the Corporation's Common Stock, based on the fraction, the numerator of which shall be the cumulative amount of accrued unpaid dividends as of the Record Date, and the denominator of which shall be the Market Value for the Common Stock during the 5-business day period immediately preceding the Record Date.

         (B) The Corporation will not issue any fractional shares of Common Stock as a dividend. However, the Corporation will issue as a dividend to each such shareholder, in respect of the aggregate number of shares of Series A Preferred Stock held by any shareholder, one share of Common Stock in respect of any fractional shares of Common Stock otherwise issuable as a dividend to each such shareholder.

         (C) Dividends in the form of share certificates representing the shares of Common Stock issued as dividends shall be delivered, postage prepaid, to the address of each holder of Series A Preferred Stock as shown on the books of the Corporation. The forwarding of such share certificates shall satisfy all obligations of the Corporation with respect to such dividends.

    (3)  CASH DIVIDENDS.

         (A) In the event that the Corporation shall declare a dividend for the Series A Preferred Stock in cash, the holders of the Series A Preferred Stock shall be entitled to receive such amounts, if any, as a dividend, out of funds legally available therefor, for each holder of record of the Series A Preferred Stock on the Corporation's books on each Record Date, commencing December 31, 1995.

         (B) For so long as any shares of the Series A Preferred Stock are outstanding, no cash dividends shall be declared or paid on the Common Stock unless all semi-annual dividend payments on the Series A Preferred Stock shall have been paid or, if not paid, such dividends shall have been declared and funds therefor shall have


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been set aside for payment on or prior to the declaration of a dividend with respect to the Common Stock.

    (b)  LIQUIDATION PREFERENCE.

    (1) PREFERENCE. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the assets of the Corporation shall be distributed among the holders of the Series A Preferred Stock and the Common Stock as follows:

         (A) First, an amount equal to the Liquidation Preference, plus all Defaulted Dividends on the Series A Preferred Stock as of the date of such dissolution, liquidation or winding-up, shall be paid to the holders of the Series A Preferred Stock;

         (B) Thereafter, all remaining assets of the Corporation, if any, shall be distributed ratably among the holders of the Common Stock, in proportion to the number of shares of Common Stock held or deemed to be held; and

         (C) The Liquidation Preference shall be adjusted from time to time in connection with any stock split, reverse stock split or reclassification of the Series A Preferred Stock or Common Stock which would result in an adjustment to the Conversion Base for such class of stock under Section 2(c)(5) of this Article.

    (2) PARTIAL PAYMENT. If upon any dissolution, liquidation or winding up of the affairs of the Corporation, the assets of the Corporation distributable among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to them of the full preferential amounts to which they are entitled, then the entire assets of the Corporation to be so distributed to such class shall be distributed ratably among the holders of such class.

    (3) REORGANIZATION. For the purposes of this Certificate, a liquidation, dissolution or winding up of the affairs of the Corporation shall not be deemed to be occasioned by or to include the sale of all or substantially all of the assets of the Corporation or the acquisition of the Corporation by another entity by means of a merger, consolidation or other reorganization.

    (c) CONVERSION RIGHTS. The holders of the Series A Preferred Stock shall have conversion rights (the "Conversion Rights"), respectively as follows:


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    (1)  AUTOMATIC CONVERSION.

         (A) Each share of the Series A Preferred Stock shall be automatically converted into that number of shares of Common Stock determined in accordance with the provisions of Section 2(c)(4)(A) of this Article on June 30, 1997.

         (B) An automatic conversion of the Series A Preferred Stock shall not require any action of the holders of the shares of the Series A Preferred Stock and shall not be conditional upon the surrender of the certificates evidencing such shares to the Corporation or its transfer agent. Upon the effectiveness of any automatic conversion, the holders of the Series A Preferred Stock so converted shall have only the rights of the holders of the Common Stock; PROVIDED, HOWEVER, that the Corporation shall not be obligated to issue certificates evidencing shares of Common Stock issuable on such conversion unless certificates, duly endorsed and evidencing such shares of Series A Preferred Stock being converted, are delivered to the Corporation or its transfer agent, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and provides the Corporation with such documentation and indemnification as the Corporation may reasonably request to protect itself against existence of such alleged lost, stolen or destroyed certificates. As soon as practicable after notice of the automatic conversion of the Series A Preferred Stock, the holders of such class shall surrender the certificates representing such shares duly endorsed, at the office of the Corporation or its transfer agent. The Corporation shall, as soon as practicable after such surrender, issue to each holder of such shares, a certificate or certificates evidencing the number of the shares of Common Stock (and any other securities or property) to which it shall be entitled.

         (2)  OPTIONAL CONVERSION.

              (A) Each share of the Series A Preferred Stock shall be convertible, at the option of the holder thereof at any time prior to June 30, 1997 into that number of shares of Common Stock determined in accordance with the provisions of Section 2(c)(4)(A) of this Certificate; PROVIDED, HOWEVER, notwithstanding anything to the contrary herein, the holder shall not be entitled to exercise the optional conversion rights set forth in this Section 2(c)(2) except in connection with the registration of the shares of Common Stock underlying the Series A Preferred Stock pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act with respect to an agreement between the Corporation and the holder, and any such conversion shall be effective only upon the effective date of such a registration statement.


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              (B)  In order to convert shares of the Series A Preferred Stock into shares of Common Stock, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or its transfer agent, together with written notice (the "Conversion Notice") to the Corporation stating that it elects to convert the same and setting forth the name or names in which it wishes the certificate or certificates for Common Stock to be issued, and the number of shares of Series A Preferred Stock being converted.

              (C) The Corporation shall, as soon as practicable after the surrender of the certificate or certificates evidencing shares of Series A Preferred Stock for conversion, issue to the holder of such shares a certificate or certificates evidencing the number of shares of Common Stock (and any other securities and property) to which it shall be entitled and, in the event that only a part of the shares evidenced by such certificate or certificates are converted, a certificate evidencing the number of shares of Series A Preferred Stock, as the case may be, which are not converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such date and shall, with respect to such shares, thereafter have only the rights of a holder of Common Stock.

    (3)  MANDATORY CONVERSION.

              (A) Each share of the Series A Preferred Stock shall be convertible on a mandatory basis by the Corporation into that number of shares of Common Stock determined in accordance with the provisions of Section 2(c)(4)(A) of this Article, in whole or in part, from time to time, at the option of the Board of Directors upon not less than ten (10) days' prior written notice to the holders of record of the shares of Series A Preferred Stock to be so converted. If less than all of the outstanding shares of Series A Preferred Stock are to be so converted, the conversion may be made either by lot or PRO RATA or by such other method as the Board of Directors in its discretion may determine, including, without limitation of the foregoing, the right to designate which shareholder shall be required to surrender any part or all of the shares of Series A Preferred Stock owned by such shareholder. If such notice of conversion shall have been duly given and if, on or before the conversion date specified in such notice, all shares of Common Stock necessary for such conversion shall have been set aside so as to be available therefor, then notwithstanding that any certificate for shares of Series A Preferred Stock so called for conversion shall not have been surrendered for cancellation, all dividends on such shares of Series A Preferred Stock shall forthwith on such conversion date cease and terminate, except only


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the right of holders thereof to receive the number of shares of Common Stock issuable upon conversion thereof.

              (B) The mandatory conversion rights set forth in this Section 2(c)(3) shall not be exercisable by the Corporation until such time as the Market Value of the Common Stock during any 20-business day period after June 30, 1995 shall be at least $3.00 per share, which amount shall be adjusted from time to time in connection with any stock split, reverse stock split or reclassification of the Series A Preferred Stock or Common Stock which would result in an adjustment of the Conversion Base for such class of stock under
Section 2(c) of this Article.

              (C) A mandatory conversion of the Series A Preferred Stock shall not require any action of the holders of the shares of the Series A Preferred Stock and shall not be conditional upon the surrender of the certificates evidencing such shares to the Corporation or its transfer agent. Upon the effectiveness of any mandatory conversion, the holders of the Series A Preferred Stock so converted shall have only the rights of the holders of the Common Stock; PROVIDED, HOWEVER, that the Corporation shall not be obligated to issue certificates evidencing shares of Common Stock issuable on such conversion unless certificates, duly endorsed and evidencing such shares of Series A Preferred Stock being converted, are delivered to the Corporation or its transfer agent, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and provides the Corporation with such documentation and indemnification as the Corporation may reasonably request to protect itself against the existence of such alleged lost, stolen or destroyed certificates. As soon as practicable after notice of the mandatory conversion of Series A Preferred Stock, the holders of such class shall surrender the certificates representing such shares duly endorsed, at the office of the Corporation or its transfer agent. The Corporation shall, as soon as practicable after such surrender, issue to each holder of such shares, a certificate or certificates evidencing the number of the shares of Common Stock (and any other securities or property) to which it shall be entitled.

    (4)  NUMBER OF SHARES

         (A) Each share of the Series A Preferred Stock shall be convertible into a number of shares of Common Stock equal to a fraction, the numerator of which shall be the Liquidation Preference and the denominator of which shall be the Conversion Base, subject to adjustment from time to time in connection with any stock split, reverse stock split or reclassification of the Series A Preferred Stock or Common Stock which would result in an adjustment to the Conversion Base for such class of stock under Section 2(c)(5) of this Article.


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         (B) No fractional shares of Common Stock or scrip shall be issued upon conversion of the Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. If the computation for determining the number of shares of Common Stock issuable upon conversion of Series A Preferred Stock shall result in other than a whole number, the Corporation shall issue to such shareholder, in respect of the aggregate number of shares of Series A Preferred Stock held by any shareholder, one share of Common Stock in respect of any fractional shares of Common Stock otherwise issuable to such shareholder.

         (5) STOCK SPLITS, REVERSE STOCK SPLITS, STOCK DIVIDENDS. If outstanding shares of Common Stock shall be subdivided into a greater number of shares, or a dividend in Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock (in which latter event the number of shares of Common Stock issuable upon the conversion or exchange of such securities shall be deemed to have been distributed) shall be paid in respect of the Common Stock, the Conversion Base in effect immediately prior to such subdivision or at the record date of such dividend shall each, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced, and conversely, if outstanding shares of the Common Stock shall be combined into a smaller number of shares, the Conversion Base in effect immediately prior to such combination shall each, simultaneously with the effectiveness of such combination, be proportionately increased.

    Any adjustments to the Conversion Base under this Section 2(c)(5) of this Article shall become effective at the close of business on the date the subdivision or combination referred to herein becomes effective.

    (6) CERTAIN DISTRIBUTIONS. In the event the Corporation at any time, or from time to time, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock or securities convertible into or exchangeable for Common Stock, then and in each such event, provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the date of conversion, retained such securities


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receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 2(c)(6) of this Article with respect to the rights of the holders of Series A Preferred Stock.

    (7) CERTAIN REORGANIZATIONS. In the event of any capital reorganization, any reclassification of the Common Stock (other than a change in par value or as a result of a stock dividend, subdivision, split-up or combination of shares), the consolidation or merger of the Corporation with or into another person, or the sale or other disposition of all or substantially all of the properties of the Corporation as an entirety to another person (collectively referred to hereinafter as a "Reorganization"), the holders of the Series A Preferred Stock shall thereafter be entitled to receive, and provision shall be made therefor in any agreement relating to a Reorganization, upon conversion of the Series A Preferred Stock, the kind and number of shares of Common Stock or other securities or property (including cash) of the Corporation, or the other corporation resulting from such consolidation or surviving such merger, which the Series A Preferred Stock entitled the holder thereof to convert to immediately prior to such Reorganization; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, to such other securities or property thereafter receivable upon conversion of the Series A Preferred Stock. The provisions of this Section 2(c)(7) of this Article shall similarly apply to successive Reorganizations.

    (8) NOTICE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Base or the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock, the Corporation, at its expense, shall prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first-class mail, postage prepaid, to each holder of the Series A Preferred Stock which is the subject of adjustment. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (A) the Conversion Base at the time in effect for the Series A Preferred Stock, and (B) the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of such Series A Preferred Stock.



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    (9) RESERVATION OF SHARES.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion in respect of the shares of Series A Preferred Stock, such number of the shares of Common Stock as shall from time to time be sufficient to effect a conversion in respect of all outstanding shares of the Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion in respect of all then outstanding shares of the Series A Preferred Stock, the Corporation shall promptly seek such corporate action as may in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. In the event of the consolidation or merger of the Corporation with another corporation, effective provision shall be made in the certificate or articles of incorporation, documents of merger or consolidation, or otherwise, of the surviving corporation so that such corporation will at all times reserve and keep available a sufficient number of shares of Common Stock or other securities or property to provide for the conversion in respect of the Series A Preferred Stock accordance with the provisions of this Section 2(c) of this Article.

    (10) TAXES. The Corporation shall pay all taxes and other governmental charges (other than any income or other taxes imposed upon the profits realized by the recipient) that may be imposed in respect of the issue or delivery of shares of Common Stock or other securities or property upon conversion or issuance of dividends in respect of shares of Series A Preferred Stock, including without limitation, any tax or other charge (other than any transfer tax) imposed in connection with the issue and delivery of shares of Common Stock or other securities at the time of such conversion or issuance of dividends in a name other than that in which the shares of Series A Preferred Stock so converted or otherwise held were registered.

    (11) CANCELLATION OF CERTIFICATES. All certificates representing Series A Preferred Stock surrendered for conversion or redemption shall be appropriately canceled on the books, and the shares so converted or redeemed represented by such certificates shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock, but may not be reissued as part of the Series A Preferred Stock.

    (12) NO AVOIDANCE. The Corporation shall not amend the Corporation's Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or attempting to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.


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         (d)  VOTING RIGHTS.  The holders of the Series A Preferred Stock shall not have any voting rights.

         (e) INTEREST. The holders of the Series A Preferred Stock are not entitled to any interest on the value of the Preferred Stock.

         (f) ADDITIONAL SERIES OF PREFERRED STOCK. Except for the Series A Preferred Stock, the Board of Directors of the Corporation is authorized to fix the number of shares of any additional series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

         (g)  MISCELLANEOUS.

              (1) NOTICES. All notices, requests, consents and other communications required hereunder shall be in writing and by first class mail or by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly made when deposited in the mails upon mailing by first class mail or by registered or certified mail, postage prepaid, return receipt requested: if addressed to the holder at the last address of such holder on the books of the Corporation; and if addressed to the Corporation, at 100 North Sepulveda Boulevard, Sixth Floor, El Segundo, California 90245 or such other address as the Corporation may designate in writing.

               (2) HOLDERS. For purposes of this Article, the "holder" of any share of Common Stock or Series A Preferred Stock shall be the holder of record of such share as set forth in the stock register of the Corporation, and the Corporation shall be entitled to treat the holder as the owner of such securities for all purposes.

    IN WITNESS WHEREOF, INTERNATIONAL META SYSTEMS, INC. has caused this Certificate of Rights and Preferences of Series A Convertible Preferred Stock to be executed by its President as of June 28, 1995.

                                       INTERNATIONAL META SYSTEMS, INC.



                                       By:/S/ George W. Smith
                                          ----------------------------------
                                          George W. Smith, President


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